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                                                                    Exhibit 23.2
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                      LETTERHEAD OF CONYERS DILL & PEARMAN


February 27, 1998


Terra Nova (Bermuda) Holdings Ltd.
Richmond House
12 Par-La-Ville Road
Hamilton
Bermuda


Dear Sirs,

RE: REGISTRATION STATEMENT ON FORMS F-4 AND S-4

We have acted as special legal counsel to Terra Nova (Bermuda) Holdings Ltd, a Bermuda corporation (the "Company"), in connection with the preparation and filing with the Securities and Exchange Commission of a Registration Statement on Forms F-4 and S-4 under the Securities Act of 1933, as amended, relating to the exchange of $75,000,000 aggregate principal amount of 7.2% Senior Notes due 2007 of Terra Nova Insurance (UK) Holdings plc, fully and unconditionally guaranteed on a senior basis by the Company.

We have examined a post-effective amendment No. 1 to the Forms F-4 and S-4 Registration Statement (the "Post-Effective Amendment No. 1") and we consent to the reference made to us under the captions "Enforceability of Civil Liabilities", "Risk Factors-Enforcement of Judgments", "Certain Tax Considerations" and "Legal Matters" in the prospectus contained in the Post-Effective Amendment No. 1.

Yours faithfully,



/s/ Conyers Dill & Pearman
CONYERS DILL & PEARMAN